EXHIBIT 99.1



Contact: Paul Dickard (Media)
         (201) 573-3120

         Joe Fimbianti (Analysts)
         (201) 573-3113



          Ingersoll-Rand Announces Second-quarter 2002
        Diluted EPS of 72 Cents, Excluding Restructuring;
                Results in Line with Expectations


     Hamilton, Bermuda, July 18, 2002 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial enterprise, today announced second-quarter 2002 net earnings of $123.0 million, or diluted earnings per share (DEPS) of $0.72, excluding charges related to restructuring and productivity investments. These results were in line with the company's expectations. Reported net earnings for the second quarter were $107.4 million, or DEPS of $0.63, which included charges for restructuring and productivity investments amounting to $0.09 DEPS.

     Second-quarter 2002 net revenues of $2,587.4 million were approximately 5% higher than 2001, reflecting higher Dresser-Rand revenues and bolt-on acquisitions. Net revenues increased by 3% without acquisitions, and were flat excluding both acquisitions and the results of Dresser-Rand. The company continues to make progress in increasing recurring revenues, which include revenues derived from installation, parts and service. Total recurring revenues grew by 14% (12% organically) compared to the second quarter of 2001, and accounted for 20% of total revenues.

Goodwill Accounting
     Effective January 1, 2002, the company adopted Financial Accounting Standard No. 142 (FAS 142), which states that goodwill and intangible assets deemed to have indefinite lives are no longer subject to amortization, but are to be tested for impairment at least annually. The first and second quarters of 2001 each included approximately $34 million of pre-tax goodwill amortization expense ($68 million year-to-date) or $0.18 DEPS ($0.36 DEPS year-to-date).

     As required by the standard, the company thoroughly reviewed each of its reporting units for goodwill impairment. This testing resulted in a goodwill impairment charge of $864.4 million, or $634.5 million net of tax, related to the Thermo King operations of the Climate Control Sector. In accordance with the provisions of FAS 142, this $634.5 million net of tax charge was recognized as a cumulative effect of a change in accounting principle, retroactive to January 1, 2002.

     The impairment charge will not impact the company's liquidity or access to capital markets. IR's public debt has no financial covenants and its $2.5 billion revolving credit line has a debt-to-capital covenant of 65%, calculated using GAAP accounting in place before FAS 142. Including the effect of the impairment charge, the company's debt-to-capital ratio was 49.7% at the end of the second quarter of 2002.

Charges for Restructuring and Productivity Investments
     During 2001, IR substantially completed a program that was initiated in 2000 to reduce costs and accelerate productivity initiatives throughout the company. IR initiated a second round of this program in the fourth quarter of 2001 focused on reducing general and administrative expense. Including the integration of the Hussmann acquisition, these programs, through June 30, 2002, have resulted in the closure of 27 plants and a workforce reduction of approximately 6,500 employees.

     The company recorded $21.9 million in pre-tax charges related to the restructuring and productivity investments program in the second quarter. Since the third quarter of 2000, these initiatives have included total spending of $404.3 million and are expected to be completed by December 2002.

Second-quarter Business Review
     The business sector review of 2002 operating income and margins is on a comparable basis to 2001, excluding goodwill amortization and charges for restructuring and productivity investments.

     The Climate Control Sector provides solutions to transport, preserve, store and display temperature sensitive products, and includes the market leading brands of Thermo King and Hussmann.

     Revenues for the sector increased by 1%, compared to the second quarter of 2001. Excluding acquisitions, revenues declined by 1% as complete unit revenues declined by 4% and parts and service revenues increased 19%. Operating margins declined from 7.3% in 2001 to 6.8% in 2002, due to reduced North American revenues at both Hussmann and Thermo King.

     The North American market for refrigerated trailers improved slightly compared to the first quarter but remains at depressed levels, comparable to 2001. North American new equipment demand continues to be impeded by the high levels of used truck and trailer inventory. European truck and trailer volumes increased compared to the second quarter of 2001. Pricing on refrigerated trucks stabilized during the second quarter and the pricing pressures experienced in 2001 will likely abate further as volumes recover.

     Stationary refrigeration revenues in the second quarter increased by 2% compared to last year, reflecting the results of National Refrigeration Services (NRS), which was acquired in the second quarter of 2001. Organic revenues decreased by 1% for the quarter compared to the prior year, as supermarket customers exhibited continued restraint in capital spending. The installation, service and parts business continues to expand and increased by 27% compared to last year, accounting for more than 30% of total stationary refrigeration revenues in the quarter. Taylor Industries (acquired in the first quarter of 2001) and NRS have been integrated into the existing Hussmann business to create a complete coast-to-coast U.S. service network. The company continues to expand large multi-store programs, and currently provides comprehensive service to more than 2,850 stores for several major retail chains.

     The Industrial Solutions Sector is composed of a diverse group of businesses focused on providing solutions to enhance customers' industrial efficiency. Sector revenues increased by 12%, as the continued weakness in the worldwide industrial economy was more than offset by increased activity in oil and gas related markets served by Dresser-Rand. Second-quarter 2002 operating margins were 5.1% compared to 6.3% in 2001, reflecting a mix shift to a higher percentage of sector revenues coming from Dresser-Rand.

     Air and Productivity Solutions provides equipment and services for compressed air systems, tools, fluid power products and the company's Energy Systems business, which produces PowerWorksr microturbines. Total revenues declined by approximately 4% to $323.1 million due primarily to continuing weak North American industrial activity. Air Solutions revenues from complete units declined by 8% compared to the second quarter of 2001. The aftermarket business continued to produce positive results with strong growth of 13% in parts and service revenues, which accounted for 46% of total Air Solutions revenues. The Air Care program, which offers comprehensive service and maintenance for all makes of air compressors, expanded to 5,300 customers, an increase of nearly 1,800 customers year -to-date. Second-quarter operating margins for Air and Productivity Solutions were 5.3%, compared to 6.9% in 2001, as improved margins in the Air Solutions business were more than offset by lower volumes and margins in the Productivity Solutions business and increased spending in developing the PowerWorks microturbine business.

     Engineered Solutions provides motion control applications to both the automotive OEM and industrial aftermarkets. Second-quarter revenues increased by 19% compared to last year, primarily reflecting the acquisition of Nadella in the fourth quarter of 2001. Excluding Nadella, revenues increased by 7% with improved activity in both the automotive and industrial bearings businesses. Operating margins were 8.4% of revenues compared to 10.1% in 2001, with the decline principally attributable to the acquisition of Nadella, product mix and higher benefit and insurance costs.

     Dresser-Rand (D-R) is a leader in energy conversion technology and is positioned to deliver complete package solutions to the oil, gas, chemical and petrochemical industries. D-R's second-quarter revenues of $234.7 million increased by 29% compared to last year. D-R reported an operating profit of $0.9 million in the second quarter of 2002, compared to an operating loss of $1.1 million in the prior year. The improved earnings reflect the volume increase and ongoing cost reduction activities. Earnings were negatively affected by $5.1 million of expenses, which include a judgment rendered in a product liability lawsuit and costs associated with the successful prosecution of a trade secrets case. Additionally, both revenues and margins in the second quarter were impacted by certain large components that are purchased by D-R on behalf of customers and passed through at low margins. Excluding these pass throughs, D-R's revenues increased by 11%. D-R's end markets continue to improve compared to last year. The backlog totaled $926 million at June 30, 2002, a 13% increase compared to March 31, 2002, and a 47% increase compared to the second quarter of 2001. Excluding pass throughs, backlog increased by 39% compared to the second quarter of 2001.

     The Infrastructure Sector includes Bobcatr compact equipment, Club Carr golf cars and utility vehicles and Ingersoll-Randr road pavers, compactors, portable-power products and drilling equipment. Total sector revenues increased by 1% to $729.3 million and operating margins were 12.6%, compared to 13.3% in 2001. Despite sluggish construction markets in North America, Bobcat compact equipment revenues and margins improved compared to last year due to new product introductions and higher market shares. Road development and portable power markets reported lower sales and margins reflecting soft road repair markets in North America. Club Car experienced revenue gains compared to 2001 in the golf, utility and used car markets. Operating margins improved reflecting the volume gains, the benefits of productivity initiatives and savings from the restructuring program.

     The Security and Safety Sector includes architectural hardware products, mechanical locks, and electronic and biometric access-control technologies. Second-quarter revenues increased by 5% (3% excluding acquisitions) to $364.0 million, with revenue increases in both the commercial and residential security markets. Electronic access control revenues were particularly strong with an increase in second-quarter revenues of more than 20% compared to last year. Operating margins remained strong at 18.3%, compared to 19.1% in 2001. Strong operating margins reflect improved volumes and ongoing productivity initiatives, partially offset by continued investment in security and safety growth initiatives.

     The company expanded its presence in the electronic security business in the quarter by acquiring Electronic Technologies Corporation (ETC). ETC provides specialty security systems integration, serving as a single source for integrating a facility's access control, closed-circuit and fire/life safety systems. ETC was founded in 1987, has 33 offices throughout the United States and had $40 million of revenues in fiscal 2001.
ETC will enable IR to provide customers with a complete solution for managing openings, people and assets, and represents a significant new platform to pursue recurring revenues through service related businesses.

Comparisons of Other Quarterly Income Statement Items
     Interest expense of $59.5 million for the second quarter of 2002 was $1.6 million below the 2001 second quarter due to lower year-over-year debt levels and a decline in interest rates.

     Other expense totaled $15.1 million of net expense for the second quarter, compared to $7.7 million of net expense in last year's second quarter, primarily due to higher foreign exchange losses in the quarter compared to foreign exchange gains last year.

     The company's effective tax rate, excluding restructuring, for the second quarter of 2002 was 20%, compared to 33% in the second quarter of 2001. The effective full-year tax rate for 2002 is expected to be 20%, excluding restructuring charges, reflecting ongoing tax planning initiatives.

2002 Outlook
     "Results for the first six months of 2002 indicate that many of our end markets are beginning to stabilize," said Herbert L. Henkel, chairman, president, and chief executive officer of Ingersoll-Rand. "However, even though many macroeconomic indicators point to improved activity, we continue to experience erratic monthly demand patterns from our key industrial, commercial and construction customers. Relatively strong overall activity trends in April and May were followed by significant year-over-year order declines in June. At this point, there is considerable uncertainty about the third and fourth quarters, and there has been little evidence to suggest that we will enjoy a sustained upward level of demand for the second half of 2002.

     "Our current expectation for the second half of 2002 is for continued sluggish order and sales activity, similar to what we experienced in the first half of the year. Third-quarter 2002 diluted earnings per share are expected to be in the range of 55 cents to 60 cents, excluding restructuring and productivity investments. The expected earnings reflect the overall order declines experienced in June and normal seasonality," said Henkel.

     "Based on our scenario that the economic activity for the second half of 2002 will be similar to the first half, the company expects full year results will fall to the low end of the 2002 DEPS range of $3.00 to $3.25 that we forecast in January
2002.

     "Free cash flow is expected to approximate $500 million, before restructuring and productivity investments. This will enable the company to continue to reduce its debt while still pursuing bolt-on acquisitions."

     IR is a leading innovation and solutions provider for the major global markets of Security and Safety, Climate Control, Industrial Solutions and Infrastructure. The company's diverse product portfolio encompasses such leading industrial and commercial brands as Schlage locks and security solutions; Thermo King transport temperature control equipment; Hussmann commercial and retail refrigeration equipment; Bobcat compact equipment; Club Car golf cars and utility vehicles; Torrington bearings and components; PowerWorks microturbines; and Ingersoll-Rand industrial and construction equipment. In addition, IR offers products and services under many more premium brands for customers in industrial and commercial markets. Further information on IR can be found on the company's web site at www.irco.com.

     This news release includes "forward-looking statements" that involve risks and uncertainties. Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-Q for the three months ended March 31, 2002.

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                             7/18/02
                    (See Accompanying Tables)